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                                                                    EXHIBIT 10.9



                                METROCALL, INC.
                          CHANGE OF CONTROL AGREEMENT
                          FOR CHIEF FINANCIAL OFFICER

                                  May 15, 1996


Vincent D. Kelly
11807 Chapel Road
Clifton, VA  22024

Dear Mr. Kelly:

         Metrocall, Inc. (the "Company"), on behalf of itself, its subsidiaries, and its shareholders, wishes to encourage your continued service and dedication in the performance of your duties, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined in Section 1(b) below) of the Company. The Board of Directors of the Company (the "Board") believes that the prospect of a pending or threatened Change of Control inevitably creates distractions and personal risks and uncertainties for a company's executives and that it is in the best interests of the Company to minimize such distractions to certain executives and the Company. The Board further believes that it is in the best interests of the Company to encourage its executives' full attention and dedication to their duties, both currently and in the event of any threatened or pending Change of Control.

         Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued retention of you and certain members of the Company's management and the attention and dedication of management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control of the Company.

         To induce you (the "Executive") to remain in the Company's employ and in consideration of your continued service to the Company, the Company agrees that you shall receive the benefits set forth in this letter agreement (the "Agreement") if your employment with the Company is terminated for any reason after a Change of Control of the Company and has, of even date herewith, entered into a revised employment agreement relating to your services as Chief Financial Officer (the "Employment Agreement"). For purposes of this Agreement, references to employment with the Company shall include employment with a Subsidiary of the Company.

Section 1.  DEFINITIONS

The following terms shall have the meanings set forth below for purposes of this Agreement.

         (a)     CAUSE.  Under this Agreement, "Cause" shall mean (1)
                 dishonesty of a material nature relating to performing
                 services under the Employment Agreement, (2) criminal conduct (other than minor infractions and traffic violations) that relates
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                 to the performance of services under the Employment Agreement, or (3) the Executive's willfully breaching or failing to perform his employment duties as set forth in his Employment Agreement, which act or omission results in a material adverse effect on the Company. For purposes of this Section 1(a), no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a certificate of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive has engaged in the conduct set forth in this subsection and specifying the particulars thereof in detail.

         (b) CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if there is a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provision of similar import, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

                 (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as determined for purposes of Regulation 13D-G under the Exchange Act as currently in effect), directly or indirectly, of securities representing twenty-five percent (25%) or more of the total voting power of all of the Company's then outstanding voting securities, unless through a transaction consummated with the Board's prior approval; provided, however, that for purposes of this paragraph, persons acting in concert under the terms of that certain Voting Agreement dated as of August 31, 1994 shall not, solely as a result of actions provided under such agreement, be treated as a "person";

                 (ii) during any period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board;





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                 (iii)    the Company becomes a party to a merger, plan of
                          reorganization, consolidation, or share exchange in which either (x) the Company will not be the surviving corporation or (y) the Company will be the surviving corporation and any outstanding shares of the Company's common stock will be converted into shares of any other company (other than a reincorporation or the establishment of a holding company involving no change of ownership of the Company) or other securities or cash or other property (excluding payments made solely for fractional shares);

                 (iv) the shareholders of the Company approve a merger, plan of reorganization, consolidation, or share exchange with any other corporation, and immediately following such merger, plan of reorganization, consolidation, or share exchange the holders of the voting securities of the Company outstanding immediately prior thereto hold securities representing fifty percent (50%) or less of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, plan of reorganization, consolidation, or share exchange; provided, however, that notwithstanding the foregoing, no Change of Control for purposes of this
                          Section 1(b)(iv) shall be deemed to have occurred if seventy-five percent (75%) or more of the members of the Board of the Company or such surviving entity immediately after such merger, plan of reorganization, consolidation, or share exchange is comprised of persons who served as directors of the Company immediately before such merger, plan of reorganization, consolidation, or share exchange or who are otherwise designees of the Company; or

                 (v) any other event occurs that a majority of the Board, in its sole discretion, shall determine constitutes a Change of Control.

         (c) CONTROLLED GROUP. For purposes of this Agreement, "Controlled Group" shall mean the Company and all of the Company's Subsidiaries.

         (d) DISABILITY. "Disability" shall have the meaning set forth in the Employment Agreement.

         (e) EMPLOYER. For purposes of this Agreement, "Employer" shall mean the Company or the Subsidiary, as the case may be, with which the Executive has an employment relationship.





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          (f)    GOOD REASON.  For purposes of this Agreement, "Good Reason"
                 shall mean the occurrence, without the Executive's express written consent, of any of the following circumstances:

                 (i) the Company's failure to perform or observe any of the material terms or provisions of this Agreement or the Employment Agreement, and the continued failure of the Company to cure such default within fifteen
                          (15) days after the Executive gives a written demand for performance to the Company, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions;

                 (ii) the assignment to the Executive of any duties inconsistent with, or any substantial diminution in, such Executive's status or responsibilities as in effect immediately before a Change of Control of the Company, including imposition of travel obligations that differ materially from required business travel immediately before the Change of Control;

                 (iii) any diminution in the status or responsibilities of the Executive's position from that which existed immediately before the Change of Control, whether by reason of the Company's ceasing to be a public company under the Exchange Act, becoming a subsidiary of a successor public company, or otherwise;

                 (iv) (I) a reduction in the Executive's Base Salary (as defined in the Employment Agreement), as that amount may be increased from time to time and as in effect immediately before the Change of Control; or (II) the failure to pay a bonus award to which the Executive is otherwise entitled under any short-term incentive plan in which the Executive then participates, or any successor incentive compensation plans at the time such awards are usually paid;

                 (v) the termination of employment of William L. Collins, III or Steven D. Jacoby (other than a termination (I) by the Company for "Cause" or (II) because of death or "Disability" as those terms are defined and applied in their respective employment agreements), including a termination that results from a failure by the Company and Collins or Jacoby to reach agreement to continue Collins' or Jacoby's employment on terms at least as favorable to him, in the aggregate, as those in effect before the Change in Control of the Company;

                 (vi) a change in the principal place of the Executive's employment, as in effect immediately before the Change of Control of the Company, to a location more than thirty-five (35) miles distant from the location of such principal place at such time;





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                 (vi)     (A) the Company's failure to continue in effect any
                          incentive compensation plan or stock option plan in which the Executive participates immediately before the Change in Control, unless an equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided to the Executive, or (B) the Company's failure to continue the Executive's participation in any such incentive or stock option plan on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately before the time of the Change of Control;

                  (viii) the Company's violation of any applicable criminal law not due to the Executive's gross negligence or willful misconduct;

                  (ix) the failure of the Company or any successor to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6(a) below; or

                  (x) any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(b) or, if applicable, Section 1(a). For purposes of this Agreement, no such purported termination shall be effective except as constituting Good Reason.

         The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

         (g) SUBSIDIARY. For purposes of this Agreement, "Subsidiary" shall mean any corporation of whose voting stock the Company directly or indirectly owns more than fifty percent (50%).

         (h) TERMINATION DATE. For purposes of this Agreement, "Termination Date" shall mean: (i) if the Executive's employment is terminated for Disability pursuant to the Employment Agreement, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of his duties during such thirty-day period); and (ii) if the Executive's employment is terminated for Cause or Good Reason or for any reason other than death or Disability, the date specified in the Notice of Termination (which in the case of a termination for Cause shall not be less than thirty (30) days and in the case of a termination for Good Reason shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).





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Section 2.  TERM OF AGREEMENT

         (a) GENERAL. Upon execution by the Executive, this Agreement shall commence as of May ___, 1996. This Agreement shall continue in effect on December 31, 1999; provided, however, that the term shall be automatically extended for additional one (1) year periods on each anniversary date of this Agreement, unless and until either party notifies the other party not less than ninety (90) days before such anniversary date that such party is terminating this Agreement, which termination shall be effective as of the end of such initial term or extended term, as the case may be (the "Expiration Date"); and provided further, however, that if a Change of Control of the Company occurs before the Expiration Date, this Agreement shall continue in effect for a period of thirty-six months beyond the month in which the Change of Control occurred.

         (b) DISPOSITION OF EMPLOYER. If the Executive is employed by a Subsidiary, the terms of this Agreement shall expire if such Subsidiary is sold or otherwise disposed of before a Change of Control unless the Executive continues in employment with the Controlled Group after such sale or other disposition. If the Executive's Employer is sold or disposed of following a Change of Control, this Agreement shall continue through its original term or any extended term then in effect.

         (c) DEEMED CHANGE OF CONTROL. If the Executive's employment with the Employer is terminated before the date on which a Change of Control occurs, and such termination was at the request of a third party who has taken steps to effect a Change of Control or the termination was otherwise caused by the Change of Control, then for all purposes of this Agreement, a Change of Control shall be deemed to have occurred before such termination.

         (d) EXPIRATION OF AGREEMENT. No termination or expiration of this Agreement shall affect any rights, obligations, or liabilities of either party that shall have accrued on or before the date of such termination or expiration.

Section 3.  TERMINATION FOLLOWING CHANGE OF CONTROL

         (a) ENTITLEMENT TO BENEFITS. If a Change of Control of the Company occurs, the Executive shall be entitled to the benefits provided in Section 4 hereof upon his termination of employment with the Company within three years after the date of the Change of Control, unless such termination is (i) a result of the Executive's death, (ii) for Cause, (iii) a result of the Executive's Disability (pursuant to the terms of the Employment Agreement that provide for termination as a result of Disability), or (iv) by the Executive other than for Good Reason. A termination of the Executive's employment that entitles the Executive to the





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                 payment of benefits under Section 4 hereof shall be referred to hereinafter as a "Termination."

         (b) NOTICE OF TERMINATION. Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                 If, following a Change of Control, the Executive's employment shall be terminated for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive any amounts to be paid to the Executive pursuant to the Employment Agreement and any other compensation plans, programs, or employment agreements then in effect, and the Company shall have no further obligations to the Executive under this Agreement.

                 If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice notifies the other party that a dispute exists concerning the grounds for termination, then, notwithstanding the meaning of "Termination Date" set forth in Section 1(h), the Termination Date shall be the date on which the dispute is finally resolved, whether by mutual written agreement of the parties or by a decision rendered pursuant to Section 11; provided that the Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay the Executive his full compensation in effect when the notice giving rise to the dispute was given, and continue the Executive as a participant in all benefits, plans, or perquisites in which the Executive was participating or which he was enjoying when the Notice of Termination giving rise to the dispute was given (to the extent such continued participation is not prohibited by law or the generally applicable terms of those arrangements), until the dispute is finally resolved. Amounts paid under this Section 3(b) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

Section 4.  COMPENSATION UPON A TERMINATION

Following a Change of Control of the Company, upon a Termination of the Executive's employment by the Company without "Cause" or by the Executive for "Good Reason," the Executive shall be entitled to the following benefits, provided that the Termination occurs during the three-year period immediately following the date of the Change of Control:





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         (a)     STANDARD BENEFITS.  The Company shall pay the Executive his full Base Salary through the Termination Date, at the rate in effect at the time the Notice of Termination is given, no later than the second day following the Termination Date, plus all other amounts to which the Executive is entitled under any compensation plan of the Company applicable to the Executive at the time such payments are due. Without limitation, amounts payable pursuant to this Section 4(a) shall include, pursuant to the express terms of the short-term incentive plan in which the Executive participates or otherwise, the Executive's annual bonus under such short-term incentive plan, pro-rated to the Termination Date.

         (b) ADDITIONAL BENEFITS. The Company shall pay to the Executive as additional pay ("Additional Pay"), the product of (i) three
                 (3) and (ii) the sum of (x) the Executive's annual Base Salary rate in effect immediately before the Termination Date and (y) the Executive's annual bonus amount under the short-term incentive plan in which the Executive participates, such bonus amount to be calculated on the basis of the extent to which the performance factors targeted by the Compensation Committee of the Board have been achieved (for this purpose, the Company's performance through the Termination Date shall be annualized based upon the actual number of days elapsed from the beginning of the fiscal year in which the Termination occurs through the Termination Date over a year of 360 days), which shall be deemed to be 100% unless the performance actually achieved is greater than 100%, in which case the actual performance levels shall be utilized. The Company shall pay to the Executive the Additional Pay in a lump sum, in cash, not later than the thirtieth (30th) day following the Termination Date.

         (c) RETIREMENT PLAN BENEFITS. If not already vested, the Executive shall be deemed fully vested in all Company retirement plans and/or other written agreements relating to pay upon retirement in which the Executive was a participant, party, or beneficiary immediately preceding a Change of Control, and any additional plans and/or agreements in which such Executive became a participant, party, or beneficiary thereafter. In addition to the foregoing, for purposes of determining the amounts to be paid to the Executive under such plans and/or agreements, the years of service with the Company and the age of the Executive under all such plans and agreements shall be deemed increased by the lesser of thirty-six (36) months or such shorter period of time as would render the Executive sixty-five (65) years of age. For purposes of this Section 4(c), "plans" include, without limitation, any long-term incentive plan, or non-qualified and mid-career retirement plans but does not include any plans intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the terms of the plans referenced in this Section 4(c) do not for any reason coincide with the provisions of this Section 4(c), the Executive shall be entitled to receive from the Company under the terms of this Agreement an





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                 amount equivalent to all amounts he would have received had all such plans continued in existence as in effect on the date of this Agreement after being amended to coincide with the terms of this Section 4(c).

         (d) OPTION PAYMENTS. In lieu of exercising or retaining any rights the Executive may have to exercise some or all of the outstanding stock options that he then holds (including any rights to exercise stock options that arise during the Term if he were to remain employed and including any that would otherwise terminate as result of his termination of employment), the Executive may elect within sixty (60) days after termination of employment to surrender such rights to the Company and receive in exchange therefor a cash payment equal to the aggregate difference, if positive, between (a) the "fair market value" (determined as of the date of termination using the higher of the "fair market value" (i) as defined in the terms of the applicable option plan or option agreement as of the date of termination and (ii) as defined in the plan or agreement on the date of grant) of the shares of common stock subject to the options and (b) the option prices of the shares subject to such surrendered options; and the Company shall make such payment within forty-five (45) days after the Executive notifies the Company of his election to surrender all or a portion of his options.

         (e) HEALTH BENEFITS. Following the Termination Date, the Company shall provide, at its own expense, the continued health coverage required by Section 4980B of the Code.

         (f)     GROSS-UP PAYMENTS.

                 (i) If any payment or the value of any benefit received or to be received by the Executive in connection with the Executive's Termination or contingent upon a Change of Control of the Company (whether received or to be received pursuant to the terms of this Agreement (the "Agreement Payments") or of any other plan, arrangement, or agreement of the Company, its successors, any person whose actions result in a Change of Control of the Company, or any person affiliated with any of them (or which, as a result of the completion of the transactions causing a Change of Control, will become affiliated with any of them ("Other Payments" and, together with the Agreement Payments, the "Payments")) would be subject to the excise tax imposed by Section 4999 of the Code or any comparable federal, state, or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), as determined as provided below, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount the Executive retains, after deduction of the Excise Tax on Agreement Payments and Other Payments and any federal, state, and local income tax and Excise Tax upon the payment provided for by





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                          this Section 4(f)(i), and any interest, penalties, or
                          additions to tax payable by the Executive with respect thereto shall be equal to the total present value of the Agreement Payments and Other Payments at the time such Payments are to be made. The intent of the parties is that the Company shall be solely responsible for and shall pay, any Excise Tax on any Payments and Gross-Up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payments as well as any loss of deduction caused by the Gross-Up Payment.

                 (ii)     All determinations required to be made under this
                          Section 4(f), including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by tax counsel (either a law firm or a nationally recognized public accounting firm) selected by the Company and reasonably acceptable to the Executive ("Tax Counsel"). The Company shall cause the Tax Counsel to provide detailed supporting calculations to the Company and the Executive within fifteen (15) business days after notice is given by the Executive to the Company that any or all of the Payments have occurred, or such earlier time as is requested by the Company. Within two (2) business days after such notice is given to the Company, the Company shall instruct the Tax Counsel to timely provide the data required by this Section 4(f) to the Executive. The Company shall pay all fees and expenses of the Tax Counsel. The Company shall pay any Excise Tax determined pursuant to this Section 4(f) to the Internal Revenue Service ("IRS") and/or other appropriate taxing authority on the Executive's behalf within five (5) days after receipt of the Tax Counsel's determination. If the Tax Counsel determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by the Executive, the Tax Counsel shall furnish the Executive with a written opinion that failure to disclose or report the Excise Tax on the Executive's federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or similar penalty. Any determination by the Tax Counsel shall be binding upon the Company and the Executive in the absence of material mathematical or legal error.

                          As a result of the uncertainty in the application of
                          Section 4999 of the Code at the time of the initial determination by the Tax Counsel hereunder, it is possible that the Company will not have made Gross-Up Payments that should have been made or that it will have made Gross-Up Payments that should not have been made, in each case, consistent with the calculations required to be made hereunder. If the Company exhausts





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                          its remedies pursuant to Section 4(f)(iii) below and
                          the Executive is thereafter required to pay any Excise Tax, the Tax Counsel shall determine the amount of underpayment of Excise Taxes that has occurred and the Company shall promptly pay any such underpayment to the IRS or other appropriate taxing authority on the Executive's behalf or, if the Executive has previously paid such underpayment, to the Executive. If the Tax Counsel determines that an overpayment of Gross-Up Payments has occurred, any such overpayment shall be treated for all purposes as a loan to the Executive with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, due and payable within ninety
                          (90) days after written demand to the Executive by the Company; provided, however, that the Executive shall have no duty or obligation whatsoever to repay such loan if the Executive's receipt of the overpayment, or any portion thereof, is includible in the Executive's income and the Executive's repayment of the same is not deductible by the Executive for federal and state income tax purposes.

                 (iii) The Executive shall notify the Company in writing of any claim by the IRS or state or local taxing authority, that, if successful, would result in any Excise Tax or an underpayment of Gross-Up Payments. Such notice shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of the claim and shall inform the Company of the nature of the claim, the administrative or judicial appeal period, and the date on which any payment of the claim must be paid. The Executive shall not pay any portion of the claim before the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any amount under the claim is due). If the Company notifies the Executive in writing before the expiration of such thirty (30) day period that it desires to contest the claim, the Executive shall:

                          (A) give the Company any information reasonably requested by the Company relating to the claim;

                          (B)     take such action in connection with
                                  contesting the claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation concerning the claim by an attorney selected by the Company who is reasonably acceptable to the Executive; and

                          (C) cooperate with the Company in good faith in order to effectively contest the claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and attorneys' fees) incurred in such contests and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed as a result of such representation. Without limitation upon the foregoing provisions of this Section 4(f)(iii), except as provided below, the Company shall control all proceedings concerning such contest and, in its sole opinion, may pursue or forego any and all administrative appeal, proceedings, hearings, and conferences with the taxing authority pertaining to the claim. At the Company's written request and upon payment to the Executive of an amount at least equal to the claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court, the Executive shall pay the same and sue for a refund. The Executive agrees to prosecute any contest of a claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company requests the Executive to pay the claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed on such advance or for any imputed income on such advance. Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of the Executive that is the subject of the claim is to be limited solely to the claim. Furthermore, the Company's control of the contest shall be limited to issues for which a Gross-Up Payment would be payable hereunder. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

                 (iv) If, after the Executive receives an amount the Company advanced pursuant to Section 4(f)(iii) above, the Executive receives any refund of a claim and/or any additional amount that was necessary to obtain jurisdiction, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive receives an amount the Company advanced pursuant to
                          Section 4(f)(iii) above, a determination is made that the Executive shall not be entitled to any refund of the claim, and the Company does not notify the Executive in writing of its intent to contest such denial of refund of a claim before the expiration of thirty (30) days after such determination, then the portion of such advance attributable to a claim shall be forgiven and shall not be required to be repaid. The amount of such advance attributable to a claim shall offset, to the extent thereof, the amount of the underpayment required to be paid by the Company to the Executive.

                 (v) If, after the Company advances an additional amount necessary to obtain jurisdiction, there is a final determination made by the taxing authority that the Executive is not entitled to any refund of such amount, or any portion thereof, then the Executive shall repay such nonrefundable amount to the Company within thirty (30) days after the Executive receives notice of such final determination. A final determination shall occur when the period to contest or otherwise appeal any decision by an administrative tribunal or court of initial jurisdiction has been waived or the time for contesting or appealing the same has expired.

         (g) LEGAL FEES AND EXPENSES. The Company shall pay to the Executive all legal fees and expenses as and when incurred by the Executive in connection with this Agreement, including all such fees and expenses, if any, incurred in contesting or disputing any Termination or in seeking to obtain or enforce any right or benefit provided by this Agreement, regardless of the outcome, unless, in the case of a legal action brought by or in the name of the Executive, a decision is rendered pursuant to Section 10 that such action was not brought by the Executive in good faith, in which event the Executive shall be liable to the Company for its legal fees and expenses.

         (h) NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this
                 Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this
                 Section 4 be reduced by any compensation the Executive earns as the result of employment by another employer or by retirement or other benefits received after the Termination Date or otherwise, except as specifically provided in this
                 Section 4. The Company's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company or Employer may have against the Executive or other parties.

Section 5.  DEATH AND DISABILITY BENEFITS

         In the event of the death or Disability of the Executive after a Change of Control of the Company, the Executive, or in the case of death, the Executive's beneficiaries, shall receive the benefits to which they are entitled under the the Employment Agreement, the retirement plans, disability policies, and other applicable plans or agreements of the Company.

Section 6.  SUCCESSORS; BINDING AGREEMENT

         (a) OBLIGATIONS OF SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive had terminated his employment following a Change of Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, the "Company" shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (b) ENFORCEABLE BY BENEFICIARIES. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees (the "Beneficiaries"). If the Executive dies while any amount would still be payable hereunder if he had not then died, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's Beneficiaries.

         (c) EMPLOYMENT. Except in the event of a Change of Control and, thereafter, only as specifically set forth in this Agreement, nothing in this Agreement shall be construed to (i) limit in any way the right of the Company or a Subsidiary to terminate the Executive's employment at any time for any reason or for no reason; or (ii) be evidence of any agreement or understanding, expressed or implied, that the Company or a Subsidiary will employ the Executive in any particular position, on any particular terms, or at any particular rate of remuneration.

Section 7.  CONFIDENTIAL INFORMATION.

         The Executive shall hold in fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company, the Subsidiaries, and their respective businesses, that shall have been obtained during the Executive's employment by the Employer and that shall not be public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company or any Employer within the Controlled Group, the Executive shall not, without prior written consent of the Company or the Employer, communicate or divulge any such information, knowledge, or data to anyone other than the Company, the

Employer, or those designated by them. In no event shall an asserted violation of this Section 7 or comparable provisions in any applicable employment agreement constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

Section 8.  NOTICE

         All notices, demands, requests. or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied, or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

         (a)     if to the Company:

                          Metrocall, Inc.
                          6677 Richmond Highway
                          Alexandria, Virginia 22306
                          Telecopier: (703) 768-5407
                          Attention: Francis A. Martin, III

                          with a copy (which shall not constitute notice) to

                          Wilmer, Cutler & Pickering
                          2445 M Street, NW
                          Washington, DC  20037-1420
                          Telecopier:  (202) 663-6363
                          Attention:  George P. Stamas and John B. Watkins

         (a)     if to the Executive:

                          Vincent D. Kelly
                          11807 Chapel Road
                          Clifton, VA  22024

         or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request, or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back, or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Section 9.  MISCELLANEOUS

         No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the

Chairman of the Compensation Committee of the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any earlier or later time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia. All references to sections of the Code or the Exchange Act shall be deemed also to refer to any successor provisions of such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections 4 and 5 shall survive the expiration of the term of this Agreement.

Section 10.  VALIDITY

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 11.  ARBITRATION

         The Executive may designate in writing to the Company (in which case this Section 11 shall have effect but not otherwise) that any dispute that may arise directly or indirectly in connection with this Agreement, the Executive's employment, or the termination of the Executive's employment, whether arising in contract, statute, tort, fraud, misrepresentation, or other legal theory, shall be determined solely by arbitration in Washington, D.C. under the rules of the American Arbitration Association (the "AAA"). The only legal claims between the Executive, on the one hand, and the Company or any Subsidiary, on the other, that would not be included in this agreement to arbitration are claims by the Executive for workers' compensation or unemployment compensation benefits, claims for benefits under a Company or Subsidiary benefit plan if the plan does not provide for arbitration of such disputes, and claims by the Executive that seek judicial relief in the form of specific performance of the right to be paid until the Termination Date during the pendency of any dispute or controversy arising under Section 3(b). If this Section 11 is in effect, any claim with respect to this Agreement, the Executive's employment, or the termination of the Executive's employment must be established by a preponderance of the evidence submitted to the impartial arbitrator. A single arbitrator engaged in the practice of law shall conduct any arbitration under the then current procedures of the AAA and under the AAA's then current Model Employment Arbitration Rules. The arbitrator shall have the authority to order a pre-hearing exchange of information by the parties including, without limitation, production of requested documents, and examination by deposition of parties and their authorized agents. If this Section 11 is in effect, the decision of the arbitrator (i) shall be final and binding, (ii) shall be rendered within ninety (90) days after the impanelment of the arbitrator, and
(iii) shall be kept confidential by the parties to such arbitration. The arbitration award may be enforced in any court of competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. Section Section 1-15, not state law, shall govern the arbitrability of all claims.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign both originals of this letter and return to the Assistant Secretary of the Company one of the fully executed originals of this letter, which will then constitute our agreement on this subject.

                                    Sincerely,

                                    METROCALL, INC.

                                    By:   /s/ Richard D. Johnston
                                          -----------------------
                                            Richard D. Johnston
                                            Chairman of the Board of Directors

Acknowledged and Agreed:

/s/ Vincent D. Kelly
--------------------
    Vincent D. Kelly

May 15, 1996
------------
   Date